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                                                                  EXHIBIT 2.4(*)



                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF NOVEMBER 3, 1998

                                  BY AND AMONG

                         CARDIOVASCULAR DYNAMICS, INC.,

                           CVD/RMS ACQUISITION CORP.,

                                       AND

                         RADIANCE MEDICAL SYSTEMS, INC.


























(*) Pursuant to Rule 601 of Regulation S-K under the Securities Act of 1933, as amended, the following schedules and exhibits to the Agreement and Plan of Merger have not been filed: (i) Disclosure Schedule of Registrant;
     (ii) Disclosure Schedule of Radiance Medical Systems, Inc.; (iii) Form of Escrow Agreement; (iv) Form of Registration Rights Agreement; and (v) Form of Employment Agreement. The Registrant agrees to furnish supplementally a copy of such omitted schedules and exhibits to the Commission upon request.

                          AGREEMENT AND PLAN OF MERGER



        This AGREEMENT AND PLAN OF MERGER, dated as of November 3, 1998 (this "Agreement") is made and entered into by and among CardioVascular Dynamics, Inc., a Delaware corporation ("CVD"), CVD/RMS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of CVD ("Sub"), and Radiance Medical Systems, Inc., a Delaware corporation ("Radiance")

        WHEREAS, the Board of Directors of each of CVD, Sub and Radiance believes it to be desirable and in the best interests of CVD, Sub and Radiance and each of their respective stockholders to merge Radiance with and into Sub (the "Merger"); and

        WHEREAS, CVD, Sub and Radiance desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions set forth in this Agreement, Radiance shall be merged with and into Sub in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"). Sub shall be the surviving corporation in the Merger (the "Surviving Corporation"). Sub and Radiance are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, each outstanding share of capital stock of Radiance shall be canceled and converted into the right to receive the Merger Consideration, in the manner provided in Article 2 hereof.

        1.2 Effective Time. At the Closing (as defined in Section 1.3), a certificate of merger (the "Certificate of Merger") shall be executed by the parties hereto and filed with the Secretary of State of the State of Delaware (the "Secretary of State"). The Merger shall become effective at the time of filing of the Certificate of Merger (the "Effective Time").

        1.3 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, at 10:00 a.m. on the date all of the conditions set forth herein have been satisfied or waived in accordance with this Agreement (the "Closing Date"). At the Closing, CVD, Sub and Radiance shall deliver the certificates and other documents and instruments required to be delivered hereunder.

        1.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time: (i) the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter



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amended; and (ii) the Bylaws of Sub as in effect immediately prior to the
Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended.

        1.5 Directors and Officers of the Surviving Corporation. The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

        1.6 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

        1.7 Further Assurances. Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

        1.8 Tax Treatment. The parties intend that the Merger be treated as a reorganization described in Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

                                    ARTICLE 2

                               EXCHANGE OF SHARES

        2.1 Exchange of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of the capital stock of Sub or
Radiance:

               (a) Cancellation of Treasury Stock and Stock Owned by CVD. All shares of capital stock owned by Radiance as treasury stock and all shares of capital stock of Radiance owned by CVD or Sub shall be canceled and retired and shall cease to exist and no stock of CVD or other consideration shall be delivered in exchange therefor.

               (b) Determination of Merger Consideration. Each issued and outstanding share of Radiance common stock, $0.001 par value ("Radiance Common Stock"), and each issued and outstanding share of Radiance Series A Preferred Stock, $0.001 par value ("Radiance Preferred Stock"), issued and outstanding immediately prior to the Effective Time, except as otherwise provided in Section 2.1(a), shall be converted into the right to receive the Merger Consideration as follows:

                      (i) Radiance Common Stock Merger Consideration. Each share of Radiance Common Stock issued and outstanding immediately prior to the Effective Time, without any action on the part of the holders thereof, shall be entitled to receive: (A) that number of shares of CVD common stock, par value $0.001 per share ("CVD Common Stock"), equal to Two Dollars ($2.00) of CVD Common Stock (the "Common Primary Consideration"), as determined in accordance with Section 2.1(b)(iii), below; (B) any Adjusted Additional Consideration, as set forth in
        Section 2.1(b)(iv); and (C) any Milestone


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        Payments, as set forth in Section 2.1(b)(v) hereof. CVD shall pay all of the Common Primary Consideration, and any Adjusted Additional Consideration and Milestone Payments payable with respect to the Radiance Common Stock, in the form of shares of CVD Common Stock.

                      (ii) Radiance Preferred Stock Merger Consideration. Each share of Radiance Preferred Stock issued and outstanding immediately prior to the Effective Time, without any action on the part of the holders thereof, shall be entitled to receive: (A) that number of shares of CVD Common Stock equal to Three Dollars ($3.00) of CVD Common Stock (the "Preferred Primary Consideration"), as determined in accordance with Section 2.1(b)(iii), below; (B) any Adjusted Additional Consideration, as set forth in Section 2.1(b)(iv) hereof; and (C) any Milestone Payments, as set forth in Section 2.1(b)(v) hereof. CVD may elect to pay a portion of such consideration in cash, as set forth in Sections 2.1(b)(iii) and 2.1(c). The Common Primary Consideration and the Preferred Primary Consideration are collectively referred to as the "Primary Consideration," as applicable, and together with any Adjusted Additional Consideration and any Milestone Payments, the "Merger Consideration."

                      (iii) Value of Stock; Election of Radiance Stockholders; Form of Consideration. By December 15, 1998, each Radiance Stockholder shall elect either the method set forth in subsection 2.1(b)(iii)(A) below or subsection 2.1(b)(iii)(B) below to value the shares of CVD Common Stock to be received as part of the Primary Consideration. Any Radiance Stockholder who fails to make such election shall receive shares of CVD Common Stock valued as set forth in subsection 2.1(b)(iii)(B) below.

                             (A) The value of the CVD Common Stock issued as
               part of the Primary Consideration shall be Three and 33/100 Dollars ($3.33) per share, which is the average of the closing prices of CVD Common Stock as reported on the Nasdaq National Market System ("Nasdaq") for the twenty trading days ending on the trading day preceding the date hereof (the "Average Signing Price"); provided, however, if the average of the closing prices of CVD Common Stock as reported on the Nasdaq for the twenty trading days ending on the trading day preceding the closing (the "Average Closing Price") shall be greater than Five Dollars ($5.00) or less than Two Dollars ($2.00) such value shall be adjusted as follows:

                                    (x) if the Average Closing Price is greater
               than $5.00, the value of CVD Common Stock issued as part of the Primary Consideration shall be a number equal to the Average Closing Price multiplied by a fraction, the numerator of which is the Average Signing Price and the denominator of which is $5.00 ; and

                                    (y) if the Average Closing Price is less
               than $2.00, the value of CVD Common Stock issued as part of the Primary Consideration shall be a number equal to the Average Closing Price multiplied by a fraction, the numerator of which is the Average Signing Price and the denominator of which is $2.00.


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                             In the event that the value of the CVD Common Stock
               is adjusted pursuant to this Section 2.1(b)(iii)(x) or 2.1(b)(iii)(y), the adjusted value shall be defined as the "Deemed Price."

                             (B) The value of the CVD Common Stock issued as
               part of the Primary Consideration shall be the Average Closing Price.

                             In addition, in the event that the Average Closing
               Price is less than Five Dollars ($5.00), CVD, at its option, subject to Section 2.1(d), may elect to pay up to thirty percent (30%) of the Primary Consideration in cash, which cash shall be allocated in accordance with and subject to the provisions of
               Section 2.1(c) (the "CVD Cash Amount"). For purposes of determining the CVD Cash Amount, each share of CVD Common Stock which could be issued as part of the Primary Consideration shall be valued, for Radiance stockholders electing the valuation method of subsection 2.1(b)(iii)(B), at the Average Closing Price, and for Radiance Stockholders electing the valuation method in subsection 2.1 (b)(iii)(A), at the Average Signing Price; provided, however, that if the value of the CVD Common Stock is adjusted pursuant to this Section 2.1(b)(iii)(x) or 2.1(b)(iii)(y), the value of the CVD Common Stock shall be at the Deemed Price.

                      (iv) Adjusted Additional Consideration. In the event that the registration statement described in Section 6.2 below is declared effective more than thirty (30) days after the Closing, and the closing price of CVD Common Stock as reported on Nasdaq on the trading day immediately preceding the effective date of the registration (the "Registration Date Price") of the CVD Common Stock is less than the Average Closing Price, CVD shall pay to each holder of Radiance Common Stock and Radiance Preferred Stock the difference between the Average Closing Price and the Registration Date Price per each share of CVD Common Stock issued to such holder pursuant to Sections 2.1(b)(i) and 2.1(b)(ii) (the "Adjusted Additional Consideration"). Any Adjusted Additional Consideration shall be paid by CVD to the holders of Radiance Common Stock and Radiance Preferred Stock within ten (10) days of the effective date of such registration, based upon the Registration Date Price, and shall be payable: (A) with respect to Radiance Preferred Stock, at CVD's option, in CVD Common Stock or cash, in accordance with Sections 2.1(b)(iii) and 2.1(c) and subject to Section 2.1(d); and (B) with respect to Radiance Common Stock, shall be payable by delivery of CVD Common Stock.").

                      (v) Milestone Payments. Upon completion by CVD, Sub or their successors or assigns of the following milestones (each, a "Milestone") related to beta emitting balloon catheters for the treatment or prevention of restenosis, CVD shall pay within ten (10) days of achieving each Milestone to each holder of Radiance Common Stock and Radiance Preferred Stock and each person who held a Radiance Option immediately prior to the Effective Time the following milestone payments (the "Milestone Payments"):

                             (A) $.4615 for each share of Radiance Common Stock
               (including shares underlying Radiance Options ) and $.3079 for each share of Radiance Preferred Stock, upon the approval of an IDE for the initiation of human clinical trials in the United States by April 30, 1999;


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                             (B) $.9231 for each share of Radiance Common Stock
               (including shares underlying Radiance Options ) and $.6153 for each share of Radiance Preferred Stock, upon CE Mark approval by June 30, 2000;

                             (C) $.9231 for each share of Radiance Common Stock
               (including shares underlying Radiance Options ) and $.6153 for each share of Radiance Preferred Stock, upon acceptance by the FDA of a PMA filing in the United States by September 30, 2000; and

                             (D) $.6923 for each share of Radiance Common Stock
               (including shares underlying Radiance Options ) and $.4615 for each share of Radiance Preferred Stock, upon PMA approval in the United States by October 31, 2001;

        provided, however, that each Milestone Payment will be increased by ten percent (10%) for each thirty (30) day period that such Milestone is achieved in advance of the respective achievement date, up to a maximum of one hundred and thirty percent (130%) of such Milestone Payment, and each Milestone Payment will be decreased by ten percent (10%) for each thirty (30) day period that such Milestone is not achieved following the respective achievement date. If a Milestone is not achieved on or before one-hundred and twenty (120) days following the respective achievement date, no payment shall be made with respect to such Milestone.

                      (vi) Acceleration on Change of Control. In the event of a "Change of Control" of CVD, which is not approved by the CVD Board of Directors, all Milestone Payments remaining to be earned shall be accelerated and payable upon the Change of Control. In addition, in the event of any other Change of Control, CVD shall cause the successor or acquiring entity to assume all CVD's obligations hereunder, including the obligation to pay Milestone Payments when due and to fund development as required by Section 6.9 of this Agreement. For purposes hereof, "Change in Control" shall mean a change in ownership or control of CVD and/or the Surviving Corporation, or any successor thereto, effected through any of the following transactions:

                             (A) the acquisition, directly or indirectly, by any
               person or related group of persons (other than CVD or a person that directly or indirectly controls, is controlled by, or is under common control with, CVD), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of CVD's outstanding securities pursuant to a tender or exchange offer made directly to CVD's stockholders, or

                             (B) a change in the composition of the Board of
               Directors of CVD over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of


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               the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; or

                             (C) a merger or consolidation in which securities
               possessing more than fifty percent (50%) of the total combined voting power of CVD's and/or the Surviving Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or

                             (D) the sale, transfer or other disposition of all
               or substantially all of CVD's and/or the Surviving Corporation's assets; or

                             (E) the acquisition, directly or indirectly, by any
               person or group of related persons (other than CVD or a wholly-owned subsidiary of CVD) of securities possessing more than fifty percent (50%) of the total combined voting power of the Surviving Corporation's outstanding securities.

                             (vii) Form and Payment of Milestone Payment. Each
               Milestone Payment shall be payable in CVD Common Stock, valued at the average of the closing prices of CVD Common Stock as reported on Nasdaq for the twenty (20) trading days ending on the trading day preceding the day that a Milestone is achieved (with respect to any particular Milestone, the "Average Milestone Price"). If any Average Milestone Price is less than Five Dollars ($5.00), CVD, at its option, subject to Section 2.1(d), may pay up to thirty percent (30%) of such Milestone Payment in cash, which cash shall be allocated in accordance with Section 2.1(c); provided, however, that Milestone Payments with respect to Radiance Common Stock and Radiance Options outstanding immediately prior to the Effective Time shall be made only in shares of CVD Common Stock.

                             (viii) Adjustments for Recapitalizations, Etc. If
               prior to the payment of the last Milestone Payment hereunder the outstanding shares of CVD Common Stock shall have been changed into a different number of shares or different class, by reason of a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration remaining to be paid shall be adjusted correspondingly to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                             (ix) Potential Escrow of Milestone Payments. In the
               event CVD has pending claims for CVD Indemnifiable Damages (as that term is defined in Section 9.2(a)) made during the Indemnification Period, then all or a portion of any subsequent Milestone Payments shall be deposited in escrow, pursuant to the terms of an Escrow Agreement, substantially in the form of Exhibit A (the "Escrow Agreement"), by and among CVD, Michael Henson as representative of the Radiance Stockholders) (the "Representative") [Southern California Bank], as escrow agent (the "Escrow Agent"). The total amount of such Milestone Payments deposited shall not exceed the amount of the then pending claims, with the CVD


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               Common Stock valued at the applicable Average Milestone Price as specified in Section 2.1(b)(vii). Any excess of Milestone Payments over the amount of the then pending claims, and any Milestone Payments payable at such time that no claims are pending, shall be paid to the persons entitled thereto pursuant to Section 2.1(b)(v). Any shares of CVD Common Stock included with the Milestone Payments that are deposited into escrow shall be registered in the names of the holders, immediately prior to the Effective Time, of Radiance Preferred Stock, Radiance Common Stock and Radiance Options, but shall be held by the Escrow Agent, such deposit to constitute an escrow fund to be governed by the terms set forth herein and in the Escrow Agreement. The adoption and approval of the Merger by the Radiance stockholders shall constitute initial approval of the Escrow Agreement and of the appointment of Michael Henson as the Representative.

               (c) Optional Cash or Stock Election. In the event that CVD elects to pay a portion of the Merger Consideration in cash, as set forth in Sections 2.1(b)(iii), 2.1(b)(iv) and 2.1(b)(vii), and subject to the allocation and election procedure set forth in this Section 2.1(c), each record holder of shares of Radiance Preferred Stock immediately prior to the Effective Time will be entitled to elect to receive all or a portion of such Merger Consideration in cash (a "Cash Election"). All such elections shall be made concurrently with the election set forth in Section 2.1(b)(iii) on a form designed for that purpose and shall indicate the percentage of the Merger Consideration such holder desires to receive in cash. If the aggregate amount of cash to be paid by CVD at the time of any payment is insufficient to satisfy all Cash Elections, such cash shall be distributed among the holders of Radiance Preferred Stock, pro rata, in accordance with the relative amounts of cash indicated by such Cash Election. To the extent that the amount of cash to be paid by CVD exceeds the aggregate amount indicated by such Cash Elections, all such Cash Elections shall be satisfied and the remaining cash shall be distributed, to all holders of Radiance Preferred Stock immediately prior to the Effective Time, pro rata, based on the number of shares of Radiance Preferred Stock held by each such holder immediately prior to the Effective Time. Any holder of Radiance Preferred Stock who does not submit a Form of Election prior to the Effective Date shall be deemed to have made an election to receive cash in a percentage equal to the percentage of cash which CVD has elected to pay pursuant to Sections 2.1(b)(iii), 2.1(b)(iv) and 2.1(b)(vii).

               (d) Limit on Payment of Cash Consideration. Notwithstanding any other provision in this Agreement, in no event shall the total amount of cash to be paid by CVD as a component of the Merger Consideration, including any cash paid pursuant to Sections 2.2 and 2.3, exceed thirty percent (30%) of the total of all of the Merger Consideration, valuing each share of CVD Common Stock for this purpose at its fair market value on the date each share is payable hereunder, which fair market value shall be the closing price of CVD Common Stock as reported on Nasdaq on the trading day immediately preceding the payment date of such share reduced by a reasonable discount for the shares that are not registered but are subject to registration as provided in this Agreement, which discount shall be determined by CVD in its reasonable judgment.

        2.2    Dissenting Shares.

               (a) Notwithstanding anything to the contrary in this Agreement, each share of Radiance Common Stock and Radiance Preferred Stock issued and outstanding immediately prior to the Effective Time that is held by any stockholder who has not voted in favor of the Merger, has


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perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and the California General Corporation Law ("CGCL"), as applicable, and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), but shall be entitled only to such rights as are granted by the applicable provisions of the DGCL and CGCL, as applicable; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL and CGCL, as applicable, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.1(b).

               (b) Radiance shall give CVD (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provision of the DGCL and CGCL, as applicable, relating to the appraisal process received by Radiance and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL and CGCL, as applicable, with the participation of Radiance. Radiance will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of CVD, settle or offer to settle any such demands.

        2.3 Fractional Shares. No fractional shares of CVD Common Stock shall be issued, but in lieu thereof each holder of shares of Radiance Common Stock, Radiance Preferred Stock and Radiance Options who otherwise would be entitled to receive a fraction of a share of CVD Common Stock (after aggregating all fractional shares of CVD Common Stock to be received by such holder), shall receive from CVD an amount of cash (rounded up to the nearest whole cent) equal to the product of the fraction of a share of CVD Common Stock to which such holder would otherwise be entitled, times the Average Closing Price.

        2.4 Treatment of Radiance Options. Each Radiance Option shall accelerate and vest immediately prior to the Closing and, to the extent not exercised at the Closing, shall be assumed by CVD. Each Radiance Option to purchase one share of Radiance Common Stock shall be converted into an option, at the same exercise price, to purchase that number of shares of CVD Common Stock as equals Two Dollars ($2.00), based upon the Average Closing Price.

        2.5 Exchange of Certificates.

               (a) Exchange Agent. Prior to the Effective Time, CVD shall designate a bank or trust company reasonably acceptable to Radiance (the "Exchange Agent"). On the Closing Date, CVD shall deposit with the Exchange Agent a combination of cash and certificates representing the number of duly authorized whole shares of CVD Common Stock issuable in connection with the Merger which shall comprise the Merger Consideration as of the Closing Date, plus an amount of cash equal to the aggregate amount payable in lieu of fractional shares in accordance with Section 2.3, to be held for the benefit of and distributed to such holders in accordance with this Section 2.5. The Exchange Agent shall agree to hold such shares of CVD Common Stock and funds (such shares of CVD Common Stock and funds, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section 2.5 and upon such additional terms as may be agreed upon by the Exchange Agent, Radiance and CVD before the


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Effective Time. If for any reason (including losses) the amount of cash in the
Exchange Fund is inadequate to pay the cash amounts to which holders of shares of Radiance Common Stock and Radiance Preferred Stock shall be entitled pursuant to Section 2.3, CVD shall make available to the Surviving Corporation additional funds for the payment thereof.

               (b) Radiance Stock Exchange Procedures. As soon as reasonably practicable after the Effective Time, CVD shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Radiance Common Stock and Radiance Preferred Stock (individually, a "Certificate" and collectively, the "Certificates"), and whose shares are to be exchanged pursuant to Section 2.1 into the right to receive the Merger Consideration: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CVD may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for certificates representing shares of CVD Common Stock constituting the Merger Consideration and cash (whether in lieu of fractional shares or as a component of the Merger Consideration). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of CVD Common Stock constituting the Merger Consideration, any cash component of the Merger Consideration and the cash amount payable in lieu of fractional shares in accordance with Section 2.3, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Radiance Common Stock or Radiance Preferred Stock which is not registered in the transfer records of Radiance, a certificate representing that number of whole shares of CVD Common Stock constituting the Merger Consideration, any cash component of the Merger Consideration and the cash amount payable in lieu of fractional shares in accordance with Section 2.3, may be paid and issued to a transferee if the Certificate representing such Radiance Common Stock or Radiance Preferred Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of CVD, except as limited by paragraph (c) below, to represent ownership of the number of shares of CVD Common Stock into which the number of shares of Radiance Common Stock or Radiance Preferred Stock shown thereon have been converted as contemplated by this Article 2.

               (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to CVD Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CVD Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3 until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.5. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of CVD Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore


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became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of CVD Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CVD Common Stock.

               (d) No Further Ownership Rights in Radiance Stock and Radiance Options. Each holder of Radiance Common Stock and/or Radiance Preferred Stock that have been converted into the Merger Consideration, upon surrender to the Exchange Agent of Certificates in accordance with the terms hereof, together with a properly completed letter of transmittal and Form of Election covering such Radiance Preferred Stock and other customary documentation, will be entitled to receive the Merger Consideration payable in respect of such Radiance Common Stock and/or Radiance Preferred Stock. As of the Effective Time, all such Radiance Common Stock and/or Radiance Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Certificates previously representing any such Radiance Common Stock and/or Radiance Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of the certificates representing such Radiance Common Stock and/or Radiance Preferred Stock, as contemplated hereby. From and after the Effective Time, the stock transfer books of Radiance shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Radiance Common Stock and Radiance Options which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.5.

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF RADIANCE

        Radiance represents and warrants to CVD and Sub that:

        3.1 Organization and Qualification. Radiance is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Radiance is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a materially adverse effect on the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), prospects, or results of operations of Radiance (a "Material Adverse Effect"). Subject to obtaining Radiance Stockholder's Approval, Radiance has all requisite corporate power and authority to execute and deliver this Agreement.

        3.2 Subsidiaries. Radiance does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, or other entity.

        3.3 Authority Relative to this Agreement. Subject to obtaining Radiance Stockholders' Approval, Radiance has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Radiance and the consummation by Radiance of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Radiance, the Board of Directors of Radiance has agreed to recommend adoption of this Agreement by the stockholders of Radiance and directed that this Agreement be submitted to the stockholders of Radiance for their consideration, and no other corporate proceedings on the part of Radiance or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Radiance and the consummation by Radiance of the transactions contemplated hereby, other than obtaining Radiance Stockholders' Approval. Radiance Stockholders' Approval means the requisite approvals of the shareholders of Radiance of this Agreement and the Merger required by the DGCL and the CGCL, as applicable, and the Certificate of Incorporation and Bylaws of Radiance. Radiance has received and has provided to CVD the voting agreements of the Radiance stockholders listed on Schedule 3.3 to approve the Merger. Subject to obtaining Radiance Stockholders' Approval, this Agreement has been duly authorized and validly executed by Radiance and constitutes a valid and legally binding obligation of Radiance, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3.4 Capital Stock of Radiance.

               (a) The authorized capital stock of Radiance consists of 30,000,000 shares of Radiance Common Stock and 20,000,000 shares of Radiance preferred stock, of which 2,700,000 shares are designated as Series A Convertible Preferred and 2,250,000 of which are designated as Series B Convertible Preferred Stock. As of the date hereof, 315,000 shares of Common Stock, 2,325,930 shares of Series A Convertible Preferred Stock and 2,250,000 shares of Series B Convertible Preferred Stock, were issued and outstanding and no shares of Common Stock are held by Radiance in its treasury. As of the date hereof, there are outstanding Radiance Options to purchase approximately 550,000 shares of Radiance Common Stock and no unvested options; and 1,000,000 shares of Radiance Common Stock are reserved for issuance upon the exercise of Radiance Options. Except as disclosed in Section 3.4 of the Radiance Disclosure Schedule, all outstanding shares of capital stock of Radiance are duly authorized, validly issued, fully paid, and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes, or other indebtedness of Radiance having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Radiance may vote. Except as set forth in
Section 3.4 of the Radiance Disclosure Schedule, as of the date hereof, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which Radiance is a party or by which it is bound obligating Radiance to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Radiance or obligating Radiance to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (together, "Options"). Except as disclosed in Section
3.4 of the Radiance Disclosure Schedule, as of the date hereof, there are no outstanding contractual obligations of Radiance to repurchase, redeem, or otherwise acquire any shares of capital stock of Radiance. Radiance has furnished to CVD true and correct copies of Radiance's Certificate of Incorporation and Bylaws as in effect as of the date hereof. The offers and sales of all of the outstanding shares of capital stock of Radiance were at all relevant times either registered under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws or exempt from such requirements.

               (b) Radiance acknowledges that the offering and sale of the CVD Common Stock to be issued in exchange for all the outstanding shares of capital stock of Radiance and upon exercise of Radiance Options have not been registered with the Securities and Exchange Commission (the "SEC") or any state securities laws and is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder ("Regulation D"). To the actual knowledge of Radiance, without investigation, the holders of all the outstanding shares of capital stock of Radiance fulfill, and will fulfill as the Effective Time, the investor suitability requirements under Section 4(2) of the Securities Act and Regulation
D. Radiance shall use its best efforts to obtain from each Radiance shareholder a confirmation that such shareholder is an "accredited investor" as defined under Regulation D. Notwithstanding anything herein to the contrary, Radiance assumes no responsibility for CVD's compliance with the applicable federal and state securities laws in connection with the Merger and issuance of CVD Common Stock and CVD options. Radiance acknowledges that the shares of CVD Common Stock are restricted securities and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

               (c) Except as disclosed in Section 3.4(c) of the schedule attached hereto (the "Radiance Disclosure Schedule"), there are no (i) outstanding Options obligating Radiance or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Radiance.

        3.5 Non-Contravention; Approvals and Consents.

               (a) Except as disclosed in Section 3.5 of Radiance Disclosure Schedule, and except for the filing of the Agreement of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, the execution and delivery of this Agreement by Radiance does not, and the performance by Radiance of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any pledges, claims, liens, charges, encumbrances, and security interests of any kind or nature whatsoever (collectively, "Liens") upon any of the assets or properties of Radiance under, any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of Radiance, or
(ii) (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to Radiance or any of its assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which Radiance is a party or by which Radiance or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, payments, reimbursements, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Radiance or on the ability of Radiance to consummate the transactions contemplated by this Agreement.

               (b) Other than obtaining Radiance Stockholder's Approval and except as disclosed in Section 3.5 of Radiance Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any contract to which Radiance is a party or by which Radiance or any of its assets or properties is bound for the execution and delivery of this Agreement by Radiance, the performance by Radiance of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Radiance or on the ability of Radiance to consummate the transactions contemplated by this Agreement.

        3.6 Financial Statements. Radiance has delivered to CVD a true and complete copy of the following financial statements: (i) the audited balance sheets of Radiance as of December 31, 1997 and the related audited statement of operations for the fiscal year then ended; and (ii) the unaudited balance sheet of Radiance as of June 30, 1998 and the unaudited statement of operations for such interim period (the "Radiance Financial Statements'). As of their respective dates and for the respective periods then ended, the audited financial statements and unaudited interim financial statements (including, in each case, the notes, if any, thereto) included in Radiance Financial Statements
(A) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (B) fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Radiance and to the absence of certain footnote disclosures) the financial position of Radiance as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

        3.7 Absence of Changes. Except as disclosed in Section 3.7 of the Radiance Disclosure Schedule and except for matters reflected or reserved against in the balance sheet for the period ended December 31, 1997 included in Radiance Financial Statements, since December 31, 1997 Radiance has conducted its business only in the ordinary course, consistent with past practice and there has been no change and no development in the business, properties, operations, condition (financial or otherwise), or results of operations of Radiance that had or could reasonably be expected to have a Material Adverse Effect other than those occurring as a result of general economic or financial conditions or other developments that are not unique to Radiance but also affect other persons who participate or are engaged in the lines of business in which Radiance participates or is engaged, or other than those occurring as a result of this Agreement and the transactions contemplated hereby.

        3.8 Absence of Undisclosed Liabilities. Except for liabilities that are disclosed in this Section 3 and/or in the Radiance Disclosure Schedule and except for matters reflected or reserved against in the balance sheet for the period ended December 31, 1997 or in the June 30, 1998 Radiance balance sheet for the period ended June 30, 1998 included in Radiance Financial Statements, Radiance did not have at such date, nor has Radiance incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a balance sheet of Radiance (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to have a Material Adverse Effect on Radiance.

        3.9 Legal Proceedings. Except as disclosed in Section 3.9 of Radiance Disclosure Schedule, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Radiance, threatened against, relating to or affecting, nor to the knowledge of Radiance are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Radiance or any of its assets and properties which could reasonably be expected to have a Material Adverse Effect on Radiance or on the ability of Radiance to consummate the transactions contemplated by this Agreement, and (ii) Radiance is not subject to any Order of any Governmental or Regulatory Authority which is having or could be reasonably expected to have a Material Adverse Effect on Radiance, or on the ability of Radiance to consummate the transactions contemplated by this Agreement.

        3.10 Contracts and Commitments. Section 3.10 of Radiance Disclosure Schedule contains a true and complete list of each of the following written, or to Radiance's knowledge, oral, contracts (the "Material Contracts') to which Radiance is a party: (i) all Contracts (excluding Radiance Employee Benefit Plans which can be terminated at will without subjecting Radiance to cost or penalty) providing for a commitment for employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any employee; (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of Radiance to engage in any business activity or compete with any Person in connection with its business or prohibiting or limiting the ability of any Person to compete with Radiance in connection with its business; (iii) all partnership, joint venture, stockholders' or other similar Contracts with any Person in connection with Radiance's business; (iv) all Contracts relating to the future disposition or acquisition of assets of Radiance, other than as contemplated by this Agreement or dispositions or acquisitions in the ordinary course of business; (v) all other Contracts with respect to Radiance that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Radiance of more than $25,000 annually and (B) cannot be terminated within sixty (60) days after giving notice of termination without resulting in any material cost or penalty to Radiance. To the knowledge of Radiance, there is no default or event that with notice or lapse of time, or both, would constitute a material default by Radiance under any of the Material Contracts to which it is a party. Radiance has not received notice of a default under any Material Contract by any party thereto. Each of the Material Contracts is enforceable against Radiance in accordance with its terms, except as such enforceability may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws relating to rights of creditors. Radiance has not received notice that any party to any of the Material Contracts intends to cancel or terminate any of the Material Contracts or to exercise or not exercise any options under any of the Material Contracts.

        3.11 Taxes. Radiance has filed all tax returns that are required to have been filed by it in any jurisdiction for all periods ending on or prior to the date hereof and to the knowledge of Radiance such tax returns are true, correct and complete in all material respects, and to its knowledge Radiance has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it to the extent the same have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which Radiance has set aside on its books reserves (segregated to the extent required by generally accepted accounting principles, consistently applied throughout the specified period and in the immediately comparable period) deemed by it in its reasonable discretion to be adequate. Radiance has no knowledge of any proposed material tax assessment, obligation or other claim against Radiance. There are no material liens for taxes upon any property or assets of Radiance, except for liens for taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service ("IRS") or any other governmental taxing authority with respect to taxes of Radiance which, if decided adversely would have a Material Adverse Effect on Radiance. Radiance is not a party to any agreement providing for the allocation or sharing of taxes with any entity other than agreements the consequences of which are adequately reserved for in Radiance Financial Statements. Radiance has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of
Section 341(f) of the Code.

        3.12 Employee Benefit Plans.

               (a) Except as set forth in Section 3.12 of Radiance Disclosure Schedule, Radiance has no Employee Benefit Plan or other Plan, except for such Employee Benefit Plans and other Plans which are provided and maintained by CVD.

               (b) As used herein:

                      (i) "Employee Benefit Plan" means any Plan entered into, established, maintained, contributed to or required to be contributed to by Radiance and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement; and

                      (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workers' compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

        3.13 Title to Assets. Radiance is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all of its properties and assets primarily used in its business and material to the condition (financial or other) of such business, free and clear of all Liens, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value of or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair Radiance's business operations (in the manner presently carried on by Radiance) or (iii) as disclosed in Radiance Financial Statements, and except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect on Radiance. All leases under which Radiance leases any substantial amount of real or personal property have been made available to CVD and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by Radiance or to the knowledge of Radiance any event which with notice or lapse of time or both would become a default by Radiance other than defaults under such leases which in the aggregate would not have a Material Adverse Effect on Radiance.

        3.14 Permits, Etc. Radiance owns or validly holds all material licenses, permits, certificates of authority, registrations, franchises and similar consents granted or issued by any applicable Governmental or Regulatory Authority, used or held for use which are required to conduct and material to the condition of its business.

        3.15 Compliance with Laws. To the knowledge of Radiance, Radiance is not in violation of, nor has it violated, any applicable provisions of any Laws or any term of any Order binding against it, except for violations which do not have and would not have, a Material Adverse Effect on Radiance. Section 3.15 of Radiance Disclosure Schedule sets forth a complete list of Radiance's licenses, permits and authorizations ("Permits") other than those not material to the business or operations of Radiance. Since December 31, 1997, no state or federal governmental entity has revoked or materially limited any license or certificate of authority of Radiance material to its business, and no investigation or proceeding is pending or, to Radiance's knowledge, threatened, which involves the revocation or material limitation of any of such licenses or certificates. Radiance has no knowledge of any information which would lead Radiance to believe that any licenses or permits necessary to the conduct of the business of Radiance as presently conducted will not remain in full force and effect for the complete duration of their terms. Radiance has made available to CVD all material filings made to, and all inspection or compliance reports or correspondence received from, Governmental Entities for the last three years and will make available to CVD all other Permits as requested by CVD. To the knowledge of Radiance, each of such filings was in material compliance with all applicable laws and regulations.

        3.16 FDA Matters. Except as otherwise set forth in Section 3.16 of Radiance Disclosure Schedule:

               (a) To the knowledge of Radiance, Radiance is in compliance in all material respects with all current applicable laws, statutes, rules, regulations, standards, guides or orders administered, issued or enforced by the FDA or any other Governmental or Regulatory Authority having regulatory authority or jurisdiction over the products and operations of Radiance.

               (b) Radiance has not received from the FDA or any other Governmental or Regulatory Authority, and Radiance has no knowledge of any facts which would furnish any reasonable basis for, any notice of adverse findings, FDA Form 483 inspectional observations, regulatory letters, notices of violations, warning letters, Section 305 criminal proceeding notices under the Federal Food, Drug and Cosmetic Act or other similar communication from the FDA or other Governmental or Regulatory Authority, and to the knowledge of Radiance there have been no seizures conducted or threatened by the FDA or other Governmental or Regulatory Authority.

               (c) To the knowledge of Radiance, there are no facts which are reasonably likely to cause (i) the non-approval or non clearance, denial, withdrawal, recall or require suspension or additional approvals or clearances of any products intended to be sold by Radiance, or (ii) a change in the manufacturing, marketing classification, labeling or intended use of any such products.

        3.17 Labor Controversies.

               (a) There are no material controversies pending or, to the knowledge of Radiance, threatened between Radiance and any representatives of any of Radiance's employees.

               (b) To the knowledge of Radiance, there are no material organizational efforts presently being made involving any of the presently unorganized employees of Radiance.

               (c) To the knowledge of Radiance, Radiance has complied in all material respects with all laws relating to the employment of labor, including without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, with respect to its employees on the Radiance payroll.

               (d) To the knowledge of Radiance, no person has asserted that Radiance is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing (subject to the proviso set forth in subparagraph (a) above), except for such controversies, organizational efforts, non-compliance and liabilities which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Radiance.

        3.18 Insurance. Section 3.18 of Radiance Disclosure Schedule lists all policies of fire, liability, life and employee health, environmental, errors and omissions, workers' compensation and other forms of insurance currently held and maintained by Radiance (the "Insurance Policies"). Radiance believes that such Insurance Policies are commercially reasonable in amount and coverage. To the knowledge of Radiance, all of the Insurance Policies are in full force and effect, all billed premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will have been paid on or prior to the Closing Date and no written notice of cancellation or termination has been received with respect to any such Policy, except for failures to pay or cancellations or terminations which would not reasonably be expected to have a Material Adverse Effect on Radiance.

        3.19 Guaranties. Radiance has not executed any guaranty or otherwise agreed to be a guarantor of any liability or obligation (including indebtedness) of any other person.

        3.20 Tax-Free Reorganization. Radiance has not taken and has not agreed to take any action that would interfere with the ability of CVD to treat the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code.

        3.21 Board of Directors and Stockholder Approval. The Board of Directors has approved and adopted this Agreement and has authorized the officers of Radiance to enter into this Agreement and to submit it to the Radiance stockholders for their approval.

        3.22 Brokers and Finders. Other than Roberts Mitani Capital, LLC, Radiance has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. Radiance is solely responsible for the payment of any fee, commission or reimbursement that may be due to or become payable to Roberts Mitani Capital, LLC, in connection with the transactions contemplated by this Agreement.

        3.23 Full Disclosure. No information furnished by or on behalf of Radiance to CVD pursuant to this Agreement and any information contained in Radiance Disclosure Schedule and other Schedules to this Agreement, at any time prior to the Closing Date, contains nor will contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF CVD AND SUB

        CVD and Sub jointly and severally represent and warrant to Radiance as follows:

        4.1 Organization of Buyer. Each of CVD and Sub is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction. CVD and Sub has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted and as proposed to be conducted pursuant to this Agreement. CVD is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a materially adverse effect on the business, condition (financial or otherwise), properties, assets, including intangible assets, liabilities (including contingent liabilities), prospects, or results of operations of CVD (a "Material Adverse Effect").

        4.2 Authorization. Each of CVD and Sub has full corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Agreements by CVD have been duly authorized and approved by the Board of Directors of CVD and does not require any further authorization or consent of CVD other than approval by its stockholders. This Agreement has been duly authorized, validly executed and delivered by CVD and constitutes the legal, valid and binding obligations of CVD enforceable in accordance with its terms, except as the enforceability thereof may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights, and (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

        4.3 Capital Stock of CVD and Sub.

               (a) The authorized capital stock of CVD consists of 30,000,000 shares of CVD Common Stock and 7,560,000 shares of preferred stock. As of October 29, 1998, 9,536,557 shares of Common Stock and no shares of preferred stock, were issued and outstanding and 685,975 shares of CVD Common Stock are held by CVD in its treasury. As of the Effective Time, there will be outstanding options to purchase approximately 1,455,000 shares of CVD Common Stock (the "CVD Options"); and 291,000 shares of CVD Common Stock are reserved for issuance upon the exercise of the CVD Options. All outstanding shares of capital stock of CVD are duly authorized, validly issued, fully paid, and nonassessable and not subject to preemptive rights and such capital stock has been issued in full compliance with all applicable federal and state securities laws. There are no bonds, debentures, notes, or other indebtedness of CVD having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of CVD may vote. Except as set forth above, as of the date hereof, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which CVD is a party or by which it is bound obligating CVD to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of CVD or obligating CVD to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (together, "Options"). As of the date hereof, there are no outstanding contractual obligations of CVD to repurchase, redeem, or otherwise acquire any shares of capital stock of CVD. CVD has furnished to Radiance true and correct copies of CVD's Certificate of Incorporation and Bylaws as in effect as of the date hereof. The authorized capital stock of Sub consists of 100 shares of common stock, $.001 par value, of which 100 shares are issued and outstanding and owned of record by CVD. There are no outstanding options, warrants, or other rights to subscribe for or purchase from CVD any capital stock of Sub, or securities convertible into Sub.

               (b) Except as disclosed in Section 4.3(b) of the schedule attached hereto (the "CVD Disclosure Schedule"), there are no (i) outstanding Options obligating CVD or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than CVD.

        4.4 Non-Contravention; Approvals and Consents.

               (a) Except as disclosed in Section 4.4 of CVD Disclosure Schedule, and except for the filing of the Agreement of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, the execution and delivery of this Agreement by CVD does not, and the performance by CVD of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any pledges, claims, liens, charges, encumbrances, and security interests of any kind or nature whatsoever (collectively, "Liens") upon any of the assets or properties of CVD under, any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of CVD, or (ii) (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to CVD or any of its assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which CVD is a party or by which CVD or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, payments, reimbursements, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), prospects, or results of operations of CVD (a "Material Adverse Effect") on CVD or on the ability of CVD to consummate the transactions contemplated by this Agreement.

               (b) Except as disclosed in Section 4.4 of CVD Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any contract to which CVD is a party or by which CVD or any of its assets or properties is bound for the execution and delivery of this Agreement by CVD, the performance by CVD of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CVD or on the ability of CVD to consummate the transactions contemplated by this Agreement.

        4.5 No Litigation or Regulatory Action. There are no lawsuits, claims, suits, proceedings or investigations pending or, to CVD's knowledge, threatened which (i) question the legality of the transactions contemplated by this Agreement or (ii) could reasonably be expected to have a material adverse effect on CVD's ability to perform its obligations under this Agreement. There is no action, suit, proceeding or investigation by CVD currently pending or which it intends to initiate. CVD is not subject to any Order of any Governmental or Regulatory Authority which is having or could reasonably be expected to have a Material Adverse Effect on CVD, or on the ability of CVD or Sub to consummate the transactions contemplated by this Agreement.

        4.6 SEC Documents. CVD has delivered or made available to Radiance true and correct copies of each registration statement, report, definitive proxy statement or definitive information statement and all exhibits thereto filed (including exhibits and any amendments thereto) since January 1, 1997 with the SEC under or pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (collectively, the "CVD Reports"). As of their respective dates, or as subsequently amended prior to the Closing Date, the CVD Reports complied in all material respects with the requirements of the

Exchange Act applicable to such CVD Reports, and none of the CVD Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CVD included in the CVD Reports comply in all material respects with applicable accounting requirements in the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as maybe indicated in the notes thereto) and fairly present the consolidated financial position of CVD and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, the absence of notes and as permitted by Form 10-Q of the Exchange
Act). As of their respective dates, the CVD Reports complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act.

        4.7 Brokers and Finders. Other than Wedbush Morgan, CVD has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. CVD is solely responsible for the payment of any fee, commission or reimbursement that may be due to or become payable to Wedbush Morgan in connection with the transactions contemplated by this Agreement.

        4.8 Taxes.

               (a) Prior to the Merger, CVD will be in control of Sub within the meaning of Section 368(c) of the Code. CVD will not cause or permit Sub to issue additional shares of its stock that would result in CVD losing control of Sub within the meaning of Section 368(c) of the Code. No stock of Sub will be issued in the Merger.

               (b) During its corporate existence, Sub has owned no assets, and prior to the Merger shall not own any assets other than the shares of CVD to be distributed in the Merger.

               (c) As of the date hereof and as of the Effective Time, CVD has no plan or intention to reacquire any of its stock to be distributed in the Merger.

        4.9 CVD Stock Issued in Merger. The shares of CVD Common Stock to be issued in the Merger will, when issued and delivered to the shareholders of Radiance as a result of the Merger and pursuant to the terms of this Agreement, be duly and validly authorized and issued, fully paid, non-assessable and free of preemptive rights of any securityholder of CVD, and issued in compliance with applicable federal and state securities laws.

        4.10 Full Disclosure. No information furnished by or on behalf of CVD to Radiance pursuant to this Agreement and any information contained in the CVD Disclosure Schedule and other Schedules to this Agreement, at any time prior to the Closing Date, contains nor will contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

                                    ARTICLE 5

                                    COVENANTS

        5.1 Covenants of Radiance. At all times from and after the date hereof until the Effective Time, Radiance covenants and agrees as to itself that (except as expressly contemplated or permitted by this Agreement, or to the extent that CVD and Sub shall otherwise consent in writing):

               (a) Radiance shall conduct its business only in, and Radiance shall not take any action except in, the ordinary course consistent with past practice.

               (b) Without limiting the generality of paragraph (a) of this Section, except as otherwise disclosed in Section 5.1 of Radiance Disclosure Schedule, as applicable, and except as contemplated or permitted by this Agreement, (i) Radiance shall use all commercially reasonable efforts to preserve intact in all material respects its present business organization and reputation, to keep available the services of its key officers and employees, to maintain its respective assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and business in such amounts and against such risks and losses as are currently in effect, to preserve its relationships with customers and suppliers and others having significant business dealings with it and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and (ii) Radiance shall not:

                             (A) amend or propose to amend its Certificate of Incorporation or Bylaws;

                             (B) (w) declare, set aside or pay any dividends on
               or make other distributions in respect of any of its capital stock, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock or any Option with respect thereto, except for the repurchase of capital stock from employees pursuant to existing agreements providing for the repurchase of such shares of capital stock upon termination of employment at the employee's cost therefor;

                             (C) except for x) the grant of stock and/or stock
               options which have not been granted pursuant to the 1,000,000 shares currently authorized under the 1997 Radiance Stock Option Plan and y) the issuance of Radiance capital stock upon exercise or conversion of presently outstanding warrants, options, rights or convertible securities in accordance with their present terms, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

                             (D) acquire (by merging or consolidating with, or
               by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Radiance;

                             (E) other than dispositions of assets which are not
               individually or in the aggregate, material to Radiance, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

                             (F) except to the extent required by applicable
               law, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

                             (G) (x) incur any indebtedness for borrowed money
               or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $50,000 (net of any amounts of any such indebtedness discharged during such period), or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $50,000;

                             (H) enter into, adopt, amend in any material
               respect (except as may be required by applicable law) or terminate any Radiance Employee Benefit Plan or any other agreement or arrangement, plan or policy between Radiance and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Radiance, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                             (I) enter into any contract or amend or modify any
               existing contract, or engage in any new transaction, outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of Radiance;

                             (J) make any capital expenditures or commitments
               for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice in an aggregate amount exceeding $100,000;

                             (K) make any change in the lines of business in
               which it participates or is engaged;

                             (L) take any action to cause the Merger not to be
               treated as a tax-free reorganization within the meaning of
               Section 368(a)(1)(A) and 368(a)(2)(D) of the Code; or

                             (M) enter into any contract, agreement, commitment
               or arrangement to do or engage in any of the foregoing.

        5.2 Covenants of CVD. At all times from and after the date hereof until the Effective Time, CVD covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Radiance shall otherwise consent in writing): (i) CVD shall not make any material changes to its business or structure which could reasonably be expected to have a material adverse effect on the consideration to be received by Radiance's stockholders, except that CVD shall be permitted to sell assets relating to CVD's vascular access business; (ii) CVD shall use all reasonable efforts to take all such actions as are necessary to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement; (iii) CVD agrees to make all filings it is required to make pursuant to the Exchange Act on a timely basis; and (iv) CVD shall not, nor shall it permit Sub to take any action to cause the Merger not to be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code.

        5.3 Advice of Changes. Except with respect to the sale by CVD of assets relating to CVD's vascular access business, each party shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a Material Adverse Effect on Radiance, or CVD and its Subsidiaries taken as a whole, as the case may be, or on the ability of Radiance or CVD and Sub, as the case may be, to consummate the transactions contemplated hereby.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

        6.1    Access to Information; Confidentiality.

               (a) Each of Radiance and CVD shall, and shall cause each of its Subsidiaries, if any, to, throughout the period from the date hereof to the Effective Time, (i) provide the other party and its directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives (collectively, "Representatives") with full access, upon reasonable prior notice, and during normal business hours, to Radiance or CVD and its Subsidiaries, as the case may be, and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of Radiance or

CVD and its Subsidiaries, as the case may be, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by Radiance and its Subsidiaries or CVD and its Subsidiaries, as the case may be, pursuant to the requirements of federal or state securities laws or filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Radiance Employee Benefit Plans or CVD Employee Benefit Plans, as the case may be, and other books and records) concerning the business and operations of Radiance or CVD, as the case may be, as the other party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

               (b) Each party will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by-other requirements of applicable Laws or Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental or Regulatory Authorities), or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party and its Subsidiaries furnished to it by such other party or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by Radiance or CVD, as the case may be, or its Representatives, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of Radiance or CVD, as the case may be, and its Representatives or (z) later acquired by Radiance or CVD, as the case may be, or its Representatives from another source if the recipient is not aware that such source is under an obligation to Radiance or CVD, as the case may be, to keep such documents and information confidential. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of Radiance or CVD, as the case may be, the other party will, and will cause its Representatives to, promptly (and in no event later than five (5) business days after such request) redeliver or cause to be redelivered all copies-of documents and information furnished by Radiance or CVD, as the case may be, or its Representatives to such party and its Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by Radiance or CVD, as the case may be, or its Representatives.

        6.2 Registration of CVD Common Stock. CVD shall register for re-sale the shares of CVD Common Stock issued pursuant to the payment of the Merger Consideration and shall file a registration statement with respect to such registration with the SEC within five (5) business days after the Closing Date; provided, however, Radiance shall use its best efforts to have the holders of shares of Radiance Common Stock and/or Radiance Preferred Stock enter into (i) a registration rights agreement with CVD in the form of Exhibit B hereto (the "Registration Rights Agreements"); and (ii) Michael Henson and Maurice Buchbinder, M.D. shall enter lock-up agreements (the "Lock-Up Agreements") with CVD prior to the Effective Time which shall restrict the re-sale of CVD Common Stock issued pursuant to the payment of the Merger Consideration for a period of 180 days after the date of this Agreement.

        6.3 Nasdaq Listing. CVD shall file an application for original listing of the shares of CVD Common Stock on the Nasdaq National Market to be issued in the Merger in accordance with this Agreement prior to the registration of the CVD Common Stock as provided in Section 6.2.

        6.4 Approval of Stockholders. CVD shall use its reasonable best efforts to obtain approval of this Agreement by its stockholders (the "CVD Stockholder Approval") as soon as reasonably practicable after the date hereof. Subject to the exercise of fiduciary obligations under applicable law as advised by independent counsel, CVD, through its Boards of Directors, shall recommend to its stockholders that it is in the best interest of the stockholders that the stockholders of CVD approve this Agreement and the transactions contemplated hereby.

        6.5 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.3 and 6.4, each of Radiance and CVD will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (i) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of CVD, Radiance or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith.

        6.6 Employment Agreements. At and upon the Effective Time, CVD shall have entered into an employment agreement with each of Michael Henson and Brent Trauthen on substantially the terms as set forth in the forms of employment agreements attached hereto as Exhibit C (the "Employment Agreements").

        6.7 Noncompetition Agreements. At and upon the Effective Time, CVD shall have entered into a noncompetition agreement with each of Michael Henson, Maurice Buchbinder, M.D., and Brent Trauthen in a form mutually agreeable to such parties (the "Noncompetition Agreements").

        6.8 Medical Director. Maurice Buchbinder, M.D., shall be appointed Medical Director of CVD on terms mutually agreed by the parties for a period of four (4) years on a consulting basis and be entitled to receive stock options commensurate with such position.

        6.9 Management Committee. As soon as possible after the Effective Time, CVD shall cause the Surviving Corporation to appoint a Radiation Management Committee, to be composed of Michael Henson, Jeffrey O'Donnell and Maurice Buchbinder, M.D., to oversee the operations of the Company with respect to the development of radiation therapy products. The composition of such committee may be changed by the Board of Directors of CVD. Such committee will meet at least quarterly with the Board of Directors of CVD, and shall serve under the direction of the Board of Directors of CVD. Mr. Henson will serve as Chairman of the Radiation Management Committee and shall schedule committee meetings. In addition, CVD agrees to spend at least $10,000,000 on research and the development of radiation therapy products during the 24 months following the Closing, with a majority of such spending directed toward completion of matters included in the

Milestones, subject to the exercise of the business judgment of the Board of Directors. Notwithstanding the foregoing, the operations of CVD at all times shall be under the direction and control of the Board of Directors of CVD which shall manage such operations in accordance with its fiduciary duty to the stockholders of CVD.

        6.10 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense. If the Merger is not consummated due to either party's failure to obtain Stockholder Approval, the party unable to obtain such approval shall reimburse the expenses of the other party incurred in connection with this Agreement and the Merger, up to a maximum of Thirty Thousand Dollars ($30,000).

        6.11 Indemnification of Officers and Directors.

               (a) From and after the Effective Time, CVD shall, to the fullest extent authorized by the DGCL or any other applicable law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits CVD to provide broader indemnification rights than such law permitted CVD to provide prior to such amendment), indemnify all directors and officers of Radiance as of the Closing against any liability or losses (including reasonable attorney's fees for counsel who are reasonably acceptable to CVD) any of them may incur from any action, proceeding or investigation brought against such individuals by existing stockholders and option holders of Radiance immediately prior to the Merger as a result of the Merger, or any of the transactions contemplated by this Agreement. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by CVD any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if so required by the DGCL, such advance shall be made only upon delivery to CVD of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 6.11 or otherwise. CVD shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). CVD shall not be obligated pursuant to this Section 6.11 to pay the fees and disbursements of more than one counsel for all officers and directors in any single action, except to the extent that, in the opinion of counsel for the officers and directors, two or more of such officers and directors have conflicting interests in the outcome of such action, or one or more of such officers and directors and CVD have conflicting interests in the outcome of such action. CVD may obtain directors' and officers' liability insurance covering its obligations under this Section 6.11.

               (b) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each officer and director of Radiance as of the Closing, and his or her heirs and legal representatives, and shall be in addition to any other rights an officer and director of Radiance may have under the Certificate of Incorporation or Bylaws of the Surviving Corporation, under the DGCL or otherwise.

               (c) In the event CVD or the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of CVD or the Surviving Corporation, as the case may be, or at CVD's option, CVD, shall assume the obligations set forth in paragraph (a) of this Section 6.11.

               (d) In the event CVD or the, Surviving Corporation, or any of their respective successors or assigns, obtains directors' and officers' liability insurance covering any of their directors or officers, such insurance shall also cover the directors and officers of Radiance as of the date hereof with respect to the obligations hereunder.

        6.12 Notice and Cure. Each of CVD, Sub and Radiance will notify the other in writing of, and contemporaneously will provide the other with true and complete copies of any and all information or documents relating to, and will use best efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, occurring after the date of this Agreement that causes or will cause any covenant or agreement of CVD, Sub or Radiance, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of CVD, Sub or Radiance, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of CVD, Sub and Radiance also will notify the other in writing of, and will use best efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by CVD, Sub or Radiance, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement. No notice given pursuant to this Section 6.12 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

        6.13 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of CVD, Sub and Radiance will take or cause to be taken all steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither CVD nor Radiance will, nor will it permit any subsidiary, if any, to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

        6.14 No Solicitations. Radiance agrees that unless specifically permitted in writing by CVD until the earlier of (i) February 1, 1999 or such later date as determined in accordance with Section 8.1(c)(i), or (ii) receipt of written notice from CVD of its intent not to proceed with the proposed transaction, Radiance will not, directly or indirectly, through any officer, director, affiliate or agent of Radiance, or otherwise, (i)solicit, initiate, entertain, or encourage any proposals or offers from any third party relating to
(a) any possible acquisition of Radiance (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), (b) any acquisition of its assets, technology or securities, or (c) the grant of any license, distribution or other commercial rights in Radiance's technology or its proposed products; or
(ii) enter into, or continue, any discussions or arrangements with, otherwise cooperate with, facilitate or encourage any effort or attempt by, any third party with respect to any of the foregoing, or furnish to any person any information with respect to, or any person to do or seek any of the foregoing. Radiance shall immediately cease and cause to be terminated any such contacts or negotiations with third parties.

                                    ARTICLE 7

                                   CONDITIONS

        7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

               (a) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

               (b) Governmental and Regulatory Consents and Approvals. Other than the filing provided for by Section 1.2, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties or CVD or Radiance stockholders required of CVD, Radiance or any Subsidiary which are to be taken prior to the Effective Time to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a Material Adverse Effect on CVD and its Subsidiary taken as a whole, or the Surviving Corporation, or on the ability of CVD and Radiance to consummate the transactions contemplated hereby shall have been obtained.

        7.2 Conditions to Obligation of CVD and Sub to Effect the Merger. The obligation of CVD and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by CVD and Sub in their sole discretion):

               (a) Representations and Warranties. Each of the representations and warranties made by Radiance in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Radiance shall have delivered to CVD a certificate, dated the Closing Date and executed on behalf of Radiance by its Chairman of the Board, Chief Executive Officer, President or any Executive or Senior Vice President, to such effect.

               (b) Performance of Obligations. Radiance shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Radiance at or prior to the Closing, and Radiance shall have delivered to CVD a certificate, dated the Closing Date and executed on behalf of Radiance by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

               (c) Orders and Laws. There shall not have been issued, enacted, promulgated or deemed applicable to Radiance, the Surviving Corporation or the transactions contemplated by this Agreement any Order or Law of any Governmental or Regulatory Authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to CVD, and there shall not be pending or threatened on the Closing Date any action, suit or proceeding in, before or by any Governmental or Regulatory Authority which could be reasonably expected to result in any such issuance, enactment, promulgation or deemed applicability of any such Order or Law or of any Order or Law.

               (d) Contractual Consents. Radiance shall have received all consents (or in lieu thereof waivers) from parties to each Contract to the extent required pursuant to the terms of each such contract disclosed pursuant to Sections 3.5 and 3.10.

               (e) No Material Adverse Change. Since the date of this Agreement, there shall have been no changes in the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities) or results of operations of Radiance, which have had or may be reasonably expected to have, a Material Adverse Effect on Radiance.

               (f) Proceedings. All proceedings to be taken on the part of Radiance in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to CVD, and CVD shall have received copies of all such documents and other evidences as CVD may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

               (g) Opinion of Counsel. CVD shall have received the opinion of Rutan & Tucker, counsel to Radiance, dated the Closing Date, in form reasonably acceptable to CVD.

               (h) Employment Agreements. The Employment Agreements shall have been entered into by and between CVD and Michael Henson and Bret Trauthen.

               (i) Noncompetition Agreements. The Noncompetition Agreements shall have been entered into by and between CVD and Michael Henson, Maurice Buchbinder, M.D., and Bret Trauthen.

               (j) Registration Rights Agreement. CVD shall have received signed Registration Rights Agreements in the form of Exhibit B from the holders of shares of Radiance Common Stock, Radiance Preferred Stock and Radiance Options.

               (k) Lock-Up Agreements. CVD shall have received signed Lock-Up Agreements from Michael Henson and Maurice Buchbinder, M.D.

               (l) Escrow Agreement. CVD shall have received a signed Escrow Agreement from the Escrow Agent and Michael Henson as representative of the Radiance Stockholders.

        7.3 Conditions to Obligation of Radiance to Effect the Merger. The obligation of Radiance to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Radiance in its sole discretion):

               (a) Representations and Warranties. Each of the representations and warranties made by CVD and Sub in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and CVD and Sub shall each have delivered to Radiance a certificate, dated the Closing Date and executed on behalf of CVD by its Chairman of the Board, Chief Executive Officer, President or any Executive or Senior Vice President and on behalf of Sub by its President or any Vice President, to such effect.

               (b) Performance of Obligations. CVD and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by CVD, or Sub at or prior to the Closing, and CVD and Sub shall each have delivered to Radiance a certificate, dated the Closing Date and executed on behalf of CVD by its Chairman of the Board, President or any Executive or Senior Vice President and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

               (c) Orders and Laws. There shall not have been issued, enacted, promulgated or deemed applicable to the CVD, its Subsidiaries, the Surviving Corporation or the transactions contemplated by this Agreement any Order or Law of any Governmental or Regulatory Authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to Radiance or its stockholders, and there shall not be pending or threatened on the Closing Date any action, suit or proceeding in, before or by any Governmental or Regulatory Authority which could be reasonably expected to result in any such issuance, enactment, promulgation or deemed applicability of any such Order or Law or of any Order or Law.

               (d) Registration Rights Agreement. The Registration Rights Agreements in the form of Exhibit B shall have been entered into by CVD.

               (e) No Material Adverse Change. Since the date of this Agreement, there shall have been no changes in the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities) or results of operations of CVD and its Subsidiaries taken as a whole, which have had or may be reasonably expected to have, a Material Adverse Effect on CVD and its Subsidiaries taken as a whole.

               (f) Proceedings. All proceedings to be taken on the part of CVD and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Radiance, and Radiance shall have received copies of all such documents and other evidences as Radiance may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

               (g) Opinion of Counsel. Radiance shall have received the opinion of Stradling Yocca Carlson & Rauth, counsel to CVD and Sub, dated the Closing Date, in form reasonably acceptable to Radiance.

               (h) Employment Agreement. The Employment Agreements shall have been executed by CVD and delivered to Michael Henson and Brett Trauthen.

               (i) Escrow Agreement. The Escrow Agreement shall have been executed by CVD are delivered to Michael Henson, as representative of the Radiance Stockholders.

                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

               (a) by mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

               (b) by CVD, if the Average Closing Price is one and one-half dollars ($1.50) or less;

               (c) by either Radiance or CVD upon notification to the non-terminating party by the terminating party:

                      (i) at any time after February 1, 1999, if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party, provided however, that if CVD has filed with the Securities and Exchange Commission its proxy statement with respect to seeking approval of the Merger from its stockholders by December 15, 1998, CVD may extend such February 1, 1999 date to the earlier of the date on which all conditions to Closing have been met or April 30, 1999, by delivery to Radiance of One Million Dollars ($1,000,000) in exchange for a promissory note from Radiance. Such promissory note shall (i) accrue simple interest at six percent (6%) per annum, with all interest and principal payable three(3) years after the issuance of such note, (ii) not be prepayable by Radiance, and (iii) subject to the rights of holders of Radiance stock existing on the date hereof, may be converted, at CVD's option into equity securities of Radiance in Radiance's next equity financing, at the price and on the terms of such financing.

                      (ii) if any Governmental or Regulatory Authority, the taking of action by which is a condition to the obligations of either Radiance or CVD to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful;

                      (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement which breach has not been cured within ten (10) business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such ten (10) business day period; or

                      (iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an Order making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order shall have become final and nonappealable.

                      (v) If the requisite shareholder vote of Radiance, including approval of holders of a majority of the Series A Preferred Stock who will receive no consideration or benefit, other than the Merger Consideration, or CVD approving the principal terms of this Agreement, the Agreement of Merger and the Merger in accordance with applicable law and the Certificate of Incorporation and Bylaws of Radiance or CVD, as applicable, is not obtained.

        8.2 Effect of Termination. If this Agreement is validly terminated by either Radiance or CVD pursuant to Section 8.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either Radiance or CVD (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.1(b) and 6.10 will continue to apply following any such termination and (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

        8.3 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

        8.4 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                    ARTICLE 9

                               GENERAL PROVISIONS

        9.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and shall continue in full force and effect for a period of one year following the Effective Time (the "Indemnification Period").

        9.2 Indemnification.

               (a) Indemnification of CVD. Subject to the provisions of this
Article 9, Radiance shall indemnify CVD from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and reasonable expenses in connection with any action, suit or proceeding) incurred or suffered by CVD arising out of any breach of the representations, warranties, covenants or agreements of Radiance set forth herein (the "CVD Indemnifiable Damages"). Notwithstanding the foregoing, CVD shall not be entitled to indemnification hereunder until the CVD Indemnifiable Damages exceed $100,000 and thereafter shall be entitled to indemnification for all CVD Indemnifiable Damages. CVD may obtain indemnification for any CVD Indemnifiable Damages to which this Section 9.2(a) relates only if it makes a claim for indemnification within the Indemnification Period defined in Section 9.1, and only to the extent such claim arose from activities of Radiance outside the control and management of CVD.

               (b) Indemnification by CVD of Radiance. Subject to the provisions of this Article IX, CVD agrees to indemnify the stockholders of Radiance after the Effective Time from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and reasonable expenses in connection with any action, suit or proceeding) incurred or suffered by the stockholders of Radiance arising out of any breach of the representation, warranties, covenants or agreements of CVD and Sub set forth herein (the "Radiance Indemnifiable Damages"). Notwithstanding the foregoing, Radiance shall not be entitled to indemnification hereunder until the Radiance Indemnifiable Damages exceed $100,000 and thereafter shall be entitled to indemnification for all Radiance Indemnifiable Damages, up to an amount which shall not exceed the Merger Consideration received by the Stockholders. The Stockholders of Radiance may obtain indemnification for any Radiance Indemnifiable Damages to which this
Section 9.2(b) relates only if a Stockholder or Stockholders of Radiance makes a claim for indemnification within the Indemnification Period defined in Section 9.1.

               (c) Indemnification Procedures. A party seeking indemnification (the "Indemnitee") shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs and expenses in respect of which indemnity may be sought under this Agreement. The Indemnitee shall give prompt written notice to the party from whom indemnification is sought (the "Indemnitor") of the assertion of a claim for indemnification, but in no event longer than twenty (20) days after service of process in the event litigation is commenced against the Indemnitee by a third party, or sixty (60) days after the assertion of such claim, whichever shall first occur. No such notice of assertion of a claim shall satisfy the requirements of this Section 9.2(c) unless it describes in reasonable detail and in good faith the facts and circumstances upon which the asserted claim for indemnification is based. If any action or proceeding shall be brought in connection with any liability or claim to be indemnified hereunder, the Indemnitee shall provide the Indemnitor twenty
(20) calendar days to decide whether to defend such liability or claim. During such period, the Indemnitee shall take all necessary steps to protect the interests of itself and the Indemnitor, including the filing of any necessary responsive pleadings, the seeking of emergency relief or other action necessary to maintain the status quo, subject to reimbursement from the Indemnitor of its expenses in doing so. The Indemnitor shall (with, if necessary, reservation of rights) defend such action or proceeding at its expense, using counsel selected by the insurance company insuring against any such claim and undertaking to defend such claim, or by other counsel selected by it and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed. The Indemnitor shall keep the Indemnitee fully apprised at all times of the status of the defense and shall consult with the Indemnitee prior to the settlement of any indemnified matter. The Indemnitee agrees to use reasonable efforts to cooperate with the Indemnitor in connection with its defense of indemnifiable claims. In the event the Indemnitee has a claim or claims against any third party arising out of or connected with the indemnified matter, then upon receipt of indemnification, the Indemnitee shall fully assign to the Indemnitor the entire claim or claims to the extent of the indemnification actually paid by the Indemnitor and the Indemnitor shall thereupon be subrogated with respect to such claim or claims of the Indemnitee.

               (d) No Liability of Radiance Stockholders. CVD agrees that the sole and exclusive remedy of CVD after the Effective Time for any damage, loss, liability or expense under this Agreement, including, without limitation, for CVD Indemnifiable Damages, pursuant to Article 9, or in connection with the transactions contemplated hereunder shall be limited to the stock and other property held in escrow, pursuant to the terms of the Escrow Agreement, provided however, any such claims must be brought by CVD within the Indemnification Period.

        9.3 Knowledge. With respect to any representations or warranties contained herein which are made to the knowledge of Radiance or CVD or any Subsidiary, as the case may be, the actual knowledge of the officers and directors of Radiance or CVD, as the case may be, shall be imputed to Radiance or CVD, as the case may be.

        9.4 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or nationally recognized overnight courier service (such as Federal Express) or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

        If to CVD, Sub or the Surviving Corporation, to:

        CardioVascular Dynamics, Inc.
        13700 Alton Parkway, Suite 160
        Irvine, California 92618
        Attn:  Chief Executive Officer
        Facsimile No.:  (949) 457-9561

        with a copy to:

        Stradling Yocca Carlson & Rauth
        660 Newport Center Drive, Suite 1600
        Newport Beach, California 92660-6441
        Attn:  Lawrence B. Cohn, Esq.
        Facsimile No.:  (949) 725-4100

        If to Radiance, to:

        Radiance Medical Systems, Inc.
        13700 Alton Parkway, Suite 157
        Irvine, California 92618
        Attn:  Chief Executive Officer
        Facsimile No.:  (949) 595-7229
        with a copy to:

        Rutan & Tucker
        611 Anton Boulevard, 14th Floor
        Costa Mesa, California 92626-1998
        Attn:  Vicki Dallas, Esq.
        Facsimile No.:  (714) 546-9035

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by nationally recognized overnight courier or by mail in the manner described above to the address as provided in this Section 9.4, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 9.4). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

        9.5 Entire Agreement. This Agreement, together with the Registration Rights Agreements, and the provisions of Sections 2 (last paragraph only) , 4, 7-10, and 13 of that certain Letter of Intent between CVD and Radiance dated September 23, 1998, supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

        9.6 Public Announcements. Except as otherwise required by law or the rules of The Nasdaq National Market, so long as this Agreement is in effect, CVD and Radiance will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement or otherwise cause or permit the release in any manner which could reasonably be expected to cause such information to be known to the public with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld, provided however, that the parties may make such announcements and releases to the extent the content of such announcements or releases was contained in a prior approved announcement or release. CVD and Radiance will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

        9.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Sections
2.1 to 2.5, 6.2, 6.3, 6.8, 6.9, 6.11, 9.2, 9.7 and 9.8 (which are intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

        9.8 No Assignment; Binding Effect. Prior to Closing, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of CVD. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and the third party beneficiaries to the extent set forth in
Section 9.7 and their respective successors and assigns, provided however, that CVD shall cause any such successor or assign to either (i) pay all Milestone Payments remaining to be earned if not assumed within 10 days of such assignment, or (ii) expressly assume in writing all CVD's obligations hereunder, including the obligation to pay Milestone Payments when due and to fund development as required by Section 6.9 of this Agreement.

        9.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof

        9.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

        9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        9.13 Arbitration. All claims, controversies, differences or disputes between or among any of the parties hereto arising from or relating to this Agreement shall be determined solely and exclusively by arbitration in accordance with the rules of commercial arbitration then in effect of the American Arbitration Association, or any successors hereto ("AAA"), in Orange County, California, unless the parties otherwise agree in writing. Each of the parties consents to venue for such arbitrations in Orange County, California and to service of process by certified or registered mail. Upon commencement of any arbitration pursuant hereto, the parties shall jointly select an arbitrator. In the event the parties fail to agree upon an arbitrator within twenty (20) days, then each party shall select an arbitrator and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator; provided that if either party, in such event, fails to select an arbitrator within seven (7) days, such arbitrator shall be selected by the AAA upon application of either party. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction. The parties agree to abide by any decision rendered in any such arbitration as final and binding and waive the right to submit the dispute to a public tribunal for a jury or nonjury trial. The Civil Discovery Act of 1986 contained in Article 3 (commencing with Section
2016) of Chapter 3 of Title III of Part IV of the California Code of Civil Procedure shall be applicable to such arbitration proceedings, and all rights, remedies, obligations, liabilities and procedures set forth in said Article 3 shall be available to the parties. Each party shall be entitled to discovery which shall be conducted in accordance with the provisions of Section 2020 and 2025 of the California Code of Civil Procedures. The prevailing party shall be entitled to reasonable attorney fees in connection with such arbitration.

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                            CARDIOVASCULAR DYNAMICS, INC.


                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:


                                            CVD/RMS ACQUISITION CORP.


                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:


                                            RADIANCE MEDICAL SYSTEMS, INC.


                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:

                                    EXHIBIT A

                                ESCROW AGREEMENT

                                    EXHIBIT B

                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT C

                              EMPLOYMENT AGREEMENT


                                      C-1